NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  September 22, 2005

CONTACT:  Steven R. Williams - (304) 842-3597

Petroleum Development Adds to Natural Gas Commodity Options

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETDE) today announced that the Company has added to previously announced natural gas and oil commodities options positions to protect against possible price instability in future months. The Company purchased natural gas put options (floors) to provide downside protection. The new options are intended to supplement floors previously set at lower levels.

The Company also set floors at $9.00 per million British thermal unit (Mmbtu) at a cost of $.395 per Mmbtu for the period from November 2005 through March 2006 for approximately two thirds of current production from its Piceance Basin.  These floors are based upon Colorado Interstate Gas Index (CIG).

The Company set floors at $10.50 per Mmbtu at a cost of $.475 per Mmbtu for the period from November 2005 through March 2006 for approximately two thirds of current production from its Appalachian and Michigan Basins.  These floors are Nymex based.

The Company set floors at $10.00 per Mmbtu at a cost of $.575 per Mmbtu for the period from November 2005 through March 2006 for approximately two thirds of current production from its NECO (Northeastern Colorado properties).  These floors are based upon Panhandle Eastern Index.

By placing these floors, the Company has insured a higher level of price protection on most of its gas in the event that natural gas prices retreat from the current record level this winter, while maintaining upside potential on over two thirds of its gas.

The accompanying tables summarize all of the Company's current hedging positions.

		Floors		Ceilings
		Monthly		Monthly
		Quantity	Contract	Quantity	Contract
		Mmbtu	Price	Mmbtu	Price
Month Set	Month
Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Feb-04	Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43
Mar-05	Apr 2005 - Oct 2005	38,000	$4.75	19,000	$8.12
Jan-05	Nov 2005 - Mar 2006	60,000	$4.50	30,000	$7.15
Jul-05	Nov 2005 - Mar 2006	27,500	$6.50	13,750	$8.27
Sep-05	Nov 2005 - Mar 2006	78,700	$9.00
Mar-05	Apr 2006 - Oct 2006	42,000	$4.50	21,000	$7.25
Jul-05	Apr 2006 - Oct 2006	27,500	$5.50	13,750	$7.63
Jul-05	Nov 2006 - Mar 2007	27,500	$6.00	13,750	$8.40
NYMEX Based Hedges - (Appalachian and Michigan Basins)
Feb-04	Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00
Mar-05	Apr 2005 - Oct 2005	39,000	$5.75	19,500	$8.37
Jan-05	Nov 2005 - Mar 2006	156,000	$5.00	78,000	$8.50
Sep-05	Nov 2005 - Mar 2006	156,000	$10.50
Mar-05	Apr 2006 - Oct 2006	78,000	$5.50	39,000	$7.40
Jul-05	Apr 2006 - Oct 2006	61,000	$6.25	30,000	$8.98
Jul-05	Nov 2006 - Mar 2007	68,000	$7.00	34,000	$9.27

NYMEX Based Hedges (NECO)
Feb-04	Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00
Jan-05	Nov 2005 - Mar 2006	150,000	$5.00	75,000	$8.45
Panhandle Based Hedges (NECO)
Sep-05	Nov 2005 - Mar 2006	100,000	$10.00
Mar-05	Apr 2006 - Oct 2006	150,000	$5.00	75,000	$8.62
Jul-05	Nov 2006 - Mar 2007	150,000	$6.50	75,000	$8.56
Oil - NYMEX Based (Wattenberg) Bbls Bbls
Aug-04	Jan 2005 - Dec 2005	15,000	$32.30	7,500	$40.00

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597